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October 28, 1997



IDS New Dimensions Fund, Inc.
Suite 2810
901 Marquette Avenue South
Minneapolis, Minnesota  55402-3268

Dear Sirs:

This letter serves as an amendment to the Administrative Services Agreement dated March 20, 1995 by and between IDS New Dimensions Fund, Inc., a Minnesota corporation, and American Express Financial Corporation, a Delaware corporation.

Effective November 1, 1997, the table setting forth asset charges in Part Two item (1) shall be amended and shall read as follows:

         Assets            Annual rate at
         (billions)        each asset level
         First   $ 1              0.050%
         Next      1              0.045
         Next      1              0.040
         Next      3              0.035
         Next      6              0.030
         Over 12         0.025

AMERICAN EXPRESS FINANCIAL CORPORATION

By: /s/ Pamela J. Moret

Pamela J. Moret, Vice President


ACCEPTED AND AGREED by and on behalf of IDS New Dimensions Fund, Inc.

By: /s/ Leslie L. Ogg

Leslie L. Ogg, Vice President

Dated: October 29, 1997